UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):   September 7, 2006
Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:   (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Agreement.
     On September 7, 2006, Premier Exhibitions, Inc. (the “Company”) terminated that certain Term Sheet with SAM Tour (USA), Inc. (“SAM Tour”) dated April 13, 2005, as amended (the “Term Sheet”). The Company terminated the Term Sheet as a result of ongoing material breaches of its terms by SAM Tour and its affiliates. As a result of the Term Sheet’s termination, the Company will take all steps necessary to protect its interests in the ongoing operation of its human anatomy exhibitions known as “Bodies . . . The Exhibition” and “Bodies Revealed,” which exhibitions were the subject of the Term Sheet.
     Pursuant to the Term Sheet prior to its termination, SAM Tour and the Company worked together to jointly present these human anatomy exhibitions. Among other things, the Term Sheet provided that SAM Tour was responsible for financing the initial startup costs of each exhibition and that the Company was responsible for providing exhibition expertise, exhibitry and specimens. SAM Tour was entitled under the Term Sheet to initially recoup certain costs incurred by it as well as a license fee paid by it to the Company. The Term Sheet provided that profits from each exhibition were thereafter to be split equally between SAM Tour and the Company until each party earned agreed upon amounts, with additional profits to be calculated on a graduated scale that increasingly favored the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

Date: September 13, 2006	By:	/s/ Arnie Geller

Arnie Geller President and Chief Executive Officer